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Exhibit 3.1


                          CERTIFICATE OF AMENDMENT OF
                           ARTICLES OF INCORPORATION
                                      OF
                           ANTHEM RECORDING WEST, INC.

The undersigned certify that:

         1. They are the President and the Secretary, respectively, of Anthem Record West, Inc., a California corporation.

         2. Article I of the Articles of Incorporation of said corporation shall be amended to read in full as follows:

     "The name of this corporation is uDate.com, Inc."

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of said corporation.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of the shareholders of said corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 30,000,000; and the number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

Date: May 5, 2000.

                                       /s/
                                       -----------------------------
                                       Melvyn Morris
                                       President



                                       /s/
                                       -----------------------------
                                       Howard Thacker
                                       Secretary